IDS Life - Retirement Advisor Variable Annuity
                            Performance Calculations

As disclosed in the Fund's prospectus, cumulative total return is the cumulative change in the value of an investment over a specified time period. We assume that income earned by the investment is reinvested.

Cumulative Total Return = Ending Total Value - Initial Amount Invested
                          ____________________________________________
                                    Initial Amount Invested

Where: Ending Total Value = Initial Investment * [(1 + Gross Total Return) - Contract Charge Factor]

        and;  Contract Charge Factor =     Policy Fee
                                      _____________________________
                                      Estimated Average Policy Size

        Gross Total Return = Ending AUV - Initial AUV
                                      _____________________________
                                      Initial AUV

        Average Policy Size = $52,326

        Policy Fee = $30

Average annual total return (T) equated the initial amount invested (P) to the ending redeemable value (ERV) over each period (n) in accordance with the formula prescribed by the Securities and Exchange P(1+T) (n) = ERV.

Average annual total return with surrender charge

                          Ending Total Value - Surrender Charge Amount
                          ____________________________________________
                                    Initial Amount Invested

where: Surrender Charge Amount = (Ending Total Value - Free Withdrawal Amount)* Surrender Charge %

        and; Free Withdrawal Amount is the greater of 10% of the value of the contract on the prior contract anniversary or 100% of earnings on the contract (Ending Total value - Initial Amount Invested). The surrender charge percentage depends on the number of years since you made the payments that are surrendered, depending on the schedule you selected:

Seven year schedule                                 Ten year schedule
Years from purchase                                Years from purchase
  payment receipt         Surrender charge           payment receipt         Surrender charge
                              percentage                                         percentage
         1                       7%                        1                        8%
         2                       7                         2                        8
         3                       6                         3                        7
         4                       5                         4                        7
         5                       4                         5                        6
         6                       3                         6                        5
         7                       2                         7                        4
         8                       0                         8                        3
                                                           9                        2
                                                           10                       1
                                                           11                       0